Exhibit 99.1

ProNAi Therapeutics Reports Second Quarter 2016 Results

Vancouver – August 12, 2016. ProNAi Therapeutics, Inc. (NASDAQ: DNAI), a drug development company focused on advancing targeted therapeutics for the treatment of patients with cancer, today reported its financial and operational results for the second quarter of 2016.

“During the second quarter, we successfully licensed our first new asset, PNT141, a potent, selective and orally bioavailable small molecule inhibitor of the Cdc7 kinase,” said Dr. Nick Glover, President and CEO of ProNAi Therapeutics. “Our goal is to build a broad pipeline consisting primarily of assets that leverage discoveries on the leading edge of cancer biology. PNT141 highlights this strategy as Cdc7 has a central function in both DNA replication and DNA damage response, two mechanisms that are increasingly recognized as having critical roles in driving cancer. In addition to toxicology and manufacturing work, we are conducting a robust preclinical assessment of PNT141 aimed at further informing our clinical development plans and patient selection strategies as we prepare this product candidate for clinical trials.”

In June 2016, the company reported that it had suspended development of the cancer drug PNT2258. This decision was informed by a review of the interim data from the Wolverine Phase 2 trial of PNT2258. Although modest efficacy was observed from PNT2258 in this interim analysis, the company did not view these data as robust enough to justify continued development of the drug. The company continues to review these data in order to determine next steps with the asset and technology; however, no further investment in PNT2258 or the underlying DNAi platform by ProNAi is contemplated and the company subsequently has closed its research facility based in Plymouth, Michigan, which supported these programs.

Second Quarter 2016 Financial Results (all amounts reported in U.S. currency)

Total operating expenses for the three months ended June 30, 2016 were $12.9 million compared to $6.6 million for the three months ended June 30, 2015. Total operating expenses for the six months ended June 30, 2016 were $23.6 million compared to $13.3 million for the six months ended June 30, 2015. Total operating expenses included non-cash stock based compensation of $1.3 million and $2.7 million for the three and six months ended June 30, 2016 and of $0.4 and $0.6 for the three and six months ended June 30, 2015, respectively.

Research and development expenses increased to $9.1 million for the three months ended June 30, 2016 from $4.7 million for the three months ended June 30, 2015. Research and development expenses increased to $15.8 million for the six months ended June 30, 2016 from $10.0 million for the six months ended June 30, 2015. These increases were primarily due to a non-recurring $2.8 million restructuring charge related to estimated close-out expenses for PNT2258, a $0.9 million upfront payment for the exclusive license of PNT141 and an increase in personnel-related costs. These increased costs were partially offset by a decrease in third-party manufacturing costs.

General and administrative expenses increased to $3.8 million for the three months ended June 30, 2016 from $1.9 million for the three months ended June 30, 2015. General and administrative expenses increased to $7.8 million for the six months ended June 30, 2016 from $3.3 million for the six months ended June 30, 2015. These increases were primarily due to a $0.3 million non-recurring restructuring charge, increased personnel-related costs and fees incurred in support of activities as a public company and corporate growth and costs pertaining to business development activities.

For the three months ended June 30, 2016, ProNAi incurred a net loss of $12.9 million compared to a net loss of $15.2 million for the three months ended June 30, 2015. For the six months ended June 30, 2016, ProNAi incurred a net loss of $23.4 million compared to a net loss of $23.3 million for the six months ended June 30, 2015. During the three and six months ended June 30, 2015, net loss included a non-cash charge related to the change in fair value of preferred stock warrants of $8.6 million and $10.0 million.

At June 30, 2016, ProNAi had $130.6 million in cash and cash equivalents compared to $150.2 million in cash and cash equivalents at December 31, 2015.

At June 30, 2016, there were 30,220,083 shares of common stock issued and outstanding and stock options to purchase 4,409,724 shares of common stock issued and outstanding.

About ProNAi Therapeutics

ProNAi Therapeutics is a drug development company focused on advancing targeted therapeutics for the treatment of patients with cancer. ProNAi is developing PNT141, a potent, selective and orally bioavailable small molecule inhibitor of the Cdc7 kinase. This kinase is a key regulator of both DNA replication and DNA damage response, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.pronai.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding ProNAi’s anticipated clinical development and potential business development strategies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that ProNAi may be unable to successfully develop and commercialize

PNT141 or any other future product candidates, PNT141 is at a very early stage of development and may fail to demonstrate safety and efficacy or may not otherwise produce positive results, ProNAi may experience delays in preclinical and clinical development, ProNAi’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, ProNAi’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, ProNAi may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in ProNAi’s filings with the Securities and Exchange Commission from time to time. ProNAi undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

PRONAI THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2016	December 31, 2015
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$130,550	$150,180
Prepaid expenses and other current assets	543	1,673

Total current assets	131,093	151,853
Property and equipment, net	401	566
Other assets	200	349

TOTAL ASSETS	$131,694	$152,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$6,190	$7,016
Accounts payable	734	358
Other current liabilities	—	23

Total current liabilities	6,924	7,397

TOTAL LIABILITIES	6,924	7,397

STOCKHOLDERS’ EQUITY (DEFICIT):

Common stock	30	30
Additional paid-in capital	682,337	679,528
Accumulated deficit	(557,597)	(534,187)

TOTAL STOCKHOLDERS’ EQUITY	124,770	145,371

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$131,694	$152,768

PRONAI THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$9,115	$4,738	$15,751	$10,034
General and administrative	3,831	1,874	7,808	3,315

Total operating expenses	12,946	6,612	23,559	13,349

Loss from operations	(12,946)	(6,612)	(23,559)	(13,349)
Other income (expense), net:
Change in fair value of preferred stock warrants	—	(8,630)	—	(9,956)
Other income (expense)	88	(6)	171	19

Total other income (expense), net	88	(8,636)	171	(9,937)

Loss before provision for income taxes	(12,858)	(15,248)	(23,388)	(23,286)
Provision for income tax	14	1	22	11

Net loss	(12,872)	(15,249)	(23,410)	(23,297)
Adjustment to redemption value on redeemable convertible preferred stock	—	(140,880)	—	(151,885)

Net loss attributable to common stockholders	$(12,872)	$(156,129)	$(23,410)	$(175,182)

Net loss per share attributable to common stockholders, basic and diluted	$(0.43)	$(104.10)	$(0.78)	$(117.35)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	30,191,093	1,499,840	30,130,660	1,492,764

Contact:

James Smith

Vice President of Corporate Affairs

ProNAi Therapeutics

604.558.6545

jsmith@pronai.com